UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 25, 2013

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition

On February 25, 2013, Central European Distribution Corporation (“CEDC”) and its subsidiary CEDC Finance Corporation International, Inc. commenced exchange offers to holders of their outstanding Convertible Senior Notes due 2013 and Senior Secured Notes due 2016 pursuant to the Offering Memorandum, Consent Solicitation and Disclosure Statement dated February 25, 2013 (the “Offering Memorandum”) included as Exhibit (a)(1)(i) to the Schedule TO filed with the Securities and Exchange Commission on February 25, 2013.

The Offering Memorandum contains the following information which has not been previously disclosed:

“Q4 2012 Trading Update

Set forth below is a discussion of trading in the fourth quarter of 2012 based on unaudited operating data.

The fourth quarter of 2012 saw a continued improvement in underlying CEDC operations with volumes down 1 % compared to the same period in 2011 (including the effect of significant December distributor inventory destocking compared to the fourth quarter of 2011), a moderate increase in revenue compared to the fourth quarter of 2011 and consumer volume offtake greater than the fourth quarter of 2011. In Russia and Poland, core brands (such as Parliament) showed volume growth in the fourth quarter 2012 compared to the same period in 2011, in line with our strategy of investing in our most important high margin brands. The 1% decline in shipments versus last year was primarily due to a decline in low margin economy vodka brands in Russia.

Our Russian vodka market share showed only a small decrease despite large price increases and significant reductions in discounts, and increased operating profitability. In Poland, our vodka market share was largely stable, and our operating profits increased in the fourth quarter of 2012 compared to the same period in 2011. Our wine business in Russia declined due to Moet and Mondoro contract losses – excluding the effect of these contract losses, our underlying sales volumes would have increased, and our Bravo alcoholic cocktail business showed sales volume and consumer offtake growth across all of its four biggest brands in the fourth quarter of 2012 compared to the same period in 2011.

Our fourth quarter 2012 underlying operating profitability increased compared to the fourth quarter of 2011 reflecting relatively stable volumes, improved prices and mix, a reduction in discounts, and a reduction in general overhead costs compared to the fourth quarter of 2011.

We expect that net profit in the fourth quarter of 2012 will be significantly impacted by a large write down in goodwill relating to the Whitehall subsidiaries, Russian Alcohol, and our Polish operations associated with the latest assessment of future projections. This writedown is expected to be in excess of $400 million and could be significantly higher. Further, a number of additional items such as fixed asset write-downs in Russia will impact our net profit for the fourth quarter of 2012.

Available Cash and Liquidity; Maturity Payment for Existing 2013 Notes due March 15, 2013

Our Existing 2013 Notes are due and payable on March 15, 2013. The outstanding principal amount under the Existing 2013 Notes is $257.9 million. As of February 13, 2013, we had $59.0 million available cash on hand, and approximately $17.7 million available under our credit facilities (including overdraft facilities, of which $9.9 million will terminate by March 7, 2013). We also have an interest installment due on our Existing 2016 Notes on June 1, 2013 equal to $43.5 million. Our current cash on hand, estimated cash from operations and available credit facilities will not be sufficient to make the repayment on the Existing 2013 Notes. As a result, the Company is conducting the Restructuring Transaction contemplated by this Offering Memorandum and Disclosure Statement.”

* * *

CEDC is furnishing the information contained in this Current Report on Form 8-K pursuant to Item 2.02 of Form 8-K promulgated by the Securities and Exchange Commission (the “SEC”). This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Ryan Lee
Ryan Lee
Chief Financial Officer

Date: February 25, 2013